Exhibit 4.1

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
INDOOR HARVEST CORP

CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
of
SERIES A CONVERTIBLE PREFERRED STOCK

Indoor Harvest Corp, a corporation organized and existing under the laws of the State of Texas (the "Corporation"), hereby certifies that the Board of Directors of the Corporation (the "Board of Directors" or the "Board"), pursuant to authority of the Board of Directors as required by applicable corporate law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, has and hereby authorizes a series of the Corporation's newly authorized Preferred Stock, par value $.01 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the rights, preferences, privileges, powers and restrictions thereof, as follows:

SERIES A PREFERRED STOCK DESIGNATION AND AMOUNT

5,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Convertible Preferred Stock" with the following rights, preferences, powers, privileges, restrictions, qualifications and limitations.

1.            Stated Value.  The stated value of each issued share of Series A Convertible Preferred Stock shall be deemed to be $1.00 (the "Stated Value"), as the same may be equitably adjusted whenever there may occur a stock dividend, stock split, combination, reclassification or similar event affecting the Series A Convertible Preferred Stock. The Stated Value adjusted for the issuance of Additional Shares of Common Stock as provided herein shall be deemed the Series A Conversion Price.

2.            Dividends. There are no dividends payable on the Series A Convertible Preferred Stock. As to dividends on common stock if and after conversion, currently the Corporation does not have a dividend policy. Should the Corporation offer dividends in the future, Series A Preferred Stockholders would receive dividends alongside common stockholders on an as-converted basis.

3.            Voting.

a.            Number of Votes.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Series A Convertible Preferred Stock shall be entitled to cast the number of votes for the Series A Convertible Preferred Stock in an amount equal to the number of whole shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Series A Convertible Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, together as a single class.

4.            Liquidation, Dissolution, or Winding-Up.

Upon any liquidation, dissolution or winding-up of the Corporation under Texas law, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall be paid an amount equal to the aggregate Stated Value of their shares of Series A Convertible Preferred Stock ("Series A Preferred Liquidation Payment"), before any payment shall be paid to the holders of Common Stock, or any other stock ranking on liquidation junior to the Series A Convertible Preferred Stock (the "Junior Stock"), an amount for each share of Series A Convertible Preferred Stock held by such holder equal to the sum of the Stated Value thereof. If, upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of shares of Series A Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series A Convertible Preferred Stock of an aggregate amount equal to the aggregate Series A Liquidation Preference Payment, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock (based on the Individual Series A Preferred Liquidation Preference Payments due to the respective holders of Series A Convertible Preferred Stock).

4.            Optional Conversion.  The holders of Series A Convertible Preferred Shares shall have the conversion rights as follows (the "Conversion Rights").

(a)            Right to Convert.  Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder thereof, into a number of shares of common stock equal to the Stated Value of the Series A Convertible Preferred Shares divided by the Conversion Price.

(i)            Initial Conversion Price.  The initial Conversion Price shall be the Stated Value of the Series A Convertible Preferred Shares.

(ii)            Revised Conversion Price Upon the issuance of Additional Shares of Common Stock.  If the Corporation shall at any time after the date of issuance of the Series A Convertible Preferred Stock ("Series A Original Issue Date") issue any additional shares of common stock except Exempted Securities as provided in Section 5 below (collectively "Additional Shares of Common Stock"), without cash consideration or for a cash consideration per share less than the Series A Conversion Price in effect immediately prior to such issue, then the Series A Conversion Price shall be adjusted by being reduced, concurrently with such issue, to a price equal to the sale price of the Additional Shares of Common Stock.  If the Corporation issues securities convertible into shares of Common Stock rather than Common Stock, the adjustment herein shall be based upon the conversion price of the convertible securities so issued.  Example:  The Corporation sells Common Stock for $.50 per share or securities convertible into Common Stock at a conversion price of $.50 per share in the future.  The new Conversion Price for Series A Convertible Preferred Stock shall be reduced to $.50.  Thus, the holder of a share of Series A Convertible Preferred Stock will obtain upon conversion of the Series A Convertible Preferred Stock a number of shares of Common Stock equal to the Stated Value ($1.00) divided by the new Conversion Price ($.50 in this example), or two shares of Common Stock upon conversion of each share of Series A Convertible Preferred Stock.

(iii)            Circumstances Requiring No Adjustment of Series A Conversion Price.  No adjustment in the Series A Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the cash price per share of Common Stock, or conversion price into shares of Common Stock if the issuance involves convertible securities, for such Additional Shares of Common Stock as set forth above issued or deemed to be issued by the Corporation is equal to or greater than the applicable Series A Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock.

(b)            Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation's option.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c)            Mechanics of Conversion.
(i)            For a holder of Series A Convertible Preferred Stock to voluntarily convert shares of Series A Convertible Preferred Stock into shares of Common Stock, that holder shall surrender the certificate or certificates for such shares of Series A Convertible Preferred Stock (or, if the registered holder alleges that such certificate has been lost, stolen, or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft, or destruction of such certificate), at the office of the transfer agent for the Series A Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that the holder elects to convert all or any number of the shares of the Series A Convertible Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  The notice shall state the holder's name or the names of the nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her, or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent of such certificates (or lost certificate affidavit and agreement) and notice (or by the Corporation if the Corporation serves as its own transfer agent) shall be the time of conversion (the "Conversion Time"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of that date.  The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to the holder of Series A Convertible Preferred Stock, or to his, her, or its nominee(s), a certificate or certificates for the number of shares of Common Stock to which the holder(s) shall be entitled, together with cash in lieu of any fraction of a share.

(ii)            The Corporation shall at all times while the Series A Convertible Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock; and if, at any time, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.
(iii)            All shares of Series A Convertible Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices, to vote, and to receive payment of any dividends accrued or declared but unpaid thereon, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.  Any shares of Series A Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.
(iv)            Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any accrued or declared but unpaid dividends on the Series A Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
5.            Excluded Shares From Conversion Price Adjustment per Section 4(a)(ii) above.
Notwithstanding any provision of this Certificate of Rights and Preferences to the contrary, there shall be no adjustment to the Series A Conversion Price upon the issuance of any of the following securities (collectively "Exempted Securities"):
(i)            shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its Subsidiaries for services rendered pursuant to a plan, agreement, or arrangement approved by the Board of Directors, not to exceed 980,000 shares in the aggregate, as registered under our 2015 Stock Incentive Plan, from the Series A Original Issue Date.
(ii)            shares of Common Stock issued or deemed issued in connection with a bona fide joint venture or business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise; provided that any such issuance is approved by the Board of Directors, and, at the time of such issuance, the aggregate of that issuance and similar issuances in the preceding twelve (12) month period shall not exceed twenty percent (20%) of the then-outstanding Common Stock (assuming full conversion and exercise of all convertible and exercisable securities).

6.            SEC Stock Ownership Reporting.  The Corporation shall report in its SEC filings concerning stock ownership all shares of Common Stock and/or all shares of Series A Convertible Preferred Stock for which any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Person") is deemed the beneficial owner as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

7.            Waiver.  Any of the rights, powers, or preferences of the holders of Series A Convertible Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series A Convertible Preferred Stock then outstanding.

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation on this 3rd day of August, 2015.

INDOOR HARVEST CORP

By:       /s/ Chad Sykes
Name:  Chad Sykes
Title:  CEO

6